Execution Version
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of November 22, 2024, is entered into by and between Sensata Technologies, Inc., a Delaware corporation (the “Company”), and Stephan von Schuckmann (“Executive”).
Recitals:
WHEREAS, the Company’s Board of Directors (the “Company Board”) and the Board of Directors of Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales (“Parent” and the “Parent Board”), expect that Executive will make substantial contributions to the success of the Company in the role of Chief Executive Officer of the Company;
WHEREAS, the Company Board desires to engage the services of Executive for the Company in the role of Chief Executive Officer of the Company, and Executive wishes to provide such services, all on the terms and subject to the conditions set forth herein;
WHEREAS, Executive is willing to enter into this Agreement in consideration of the benefits that Executive will receive under the terms hereof;
WHEREAS, concurrently with the entrance into this Agreement, Executive has entered into a Fixed-Term Employment Agreement (the “German Employment Agreement”) with Sensata Technologies Germany GmbH (“Sensata Germany”), pursuant to which Executive will be employed as the Chief Executive Officer of Sensata Technologies, commencing on January 1, 2025 (the “Effective Date”), and which shall govern the terms and conditions of Executive’s employment until such time as Executive has relocated to and commenced active employment in the United States, which shall be no later than six months following the date on which Executive meets the requirements imposed by United States immigration laws for admission to the United States and possesses the requisite work authorization to work for Sensata Technologies in the United States (the “Transition Date”); and
WHEREAS, concurrently with the entrance into this Agreement, the Executive has entered into a letter agreement with Parent (the “UK Letter Agreement”), which sets forth the terms and conditions of the equity awards, the cash and share buy-out awards and sign-on bonus arrangements offered to Executive.
NOW, THEREFORE, in consideration of the foregoing, the respective covenants and commitments of the parties hereto as set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Term.
1.1Upon the Transition Date, the German Employment Agreement shall terminate and this Agreement shall become effective and shall govern the terms of Executive’s employment with the Company and such transition shall be deemed continued employment for

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all purposes. For the avoidance of doubt, the transition of employment from Sensata Germany to the Company, and from the German Employment Agreement to this Agreement, shall be deemed not to be a termination of Executive’s employment triggering Severance or any other entitlement under this Agreement, the German Employment Agreement or the UK Letter Agreement.
1.2Executive’s employment under this Agreement shall commence on the Transition Date for an initial term of one-year and will thereafter automatically renew for sequential one year terms unless either party shall give the other written notice, at least 180 days prior to the expiration of the then current term (the term of employment pursuant hereto, the “Term”) of its decision not to renew (a “Non-Renewal Termination”). Notwithstanding the foregoing, Executive’s employment shall be “at will” and, subject to Section 5 hereunder, Executive’s employment under this Agreement may be terminated by the Company or Executive at any time and for any reason, with or without prior notice.
2.Position and Duties. During the Term, Executive shall be employed by the Company as its Chief Executive Officer, reporting to the Parent Board. In Executive’s capacity as Chief Executive Officer of the Company, Executive shall have the duties, authority and responsibility customary for such position and such other duties as shall be specified and designated from time to time in accordance with the directives of the Parent Board and the Company Board. During the Term, Executive shall render to Parent and its subsidiaries administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Parent Board may from time to time direct. Executive shall devote substantially all of Executive’s business time (excluding any periods of disability, vacation, or sick leave to which Executive is entitled) and effort to the performance of the duties assigned to Executive hereunder. Executive shall perform the duties assigned to Executive hereunder faithfully, diligently and to the best of Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to senior executive employees of the Company. On or promptly following the start of the Term, Executive shall be appointed a member of the Parent Board and subsequently renominated for election to the Parent Board at each annual meeting of Parent’s shareholders until any termination of this Agreement. With effect from his appointment as a member of the Parent Board, Executive shall at all times abide by any statutory, fiduciary or common law duty owed to Parent or any of its subsidiaries. Executive shall not be entitled to any fees in respect of his appointment to, or service on, the Parent Board. Executive agrees to refrain from engaging in any activity that does or would reasonably be expected to conflict with the best interests of the Company or Parent without the prior written consent of the Parent Board; provided, however, that Executive may (i) serve on corporate, civic or charitable boards or committees with the prior approval of the Parent Board and (ii) deliver lectures, fulfill speaking engagements and manage personal investments that do not give rise to a conflict of interest through Executive’s investment in direct competitors of the Company, in each case, provided that such activities do not individually or in the aggregate materially interfere with the performance of his duties under this Agreement.
3.Location of Employment. Executive’s principal place of employment shall be at the Company’s United States headquarters in Attleboro, Massachusetts but shall involve travel as necessary to perform Executive’s role as Chief Executive Officer.
4.Compensation and Benefits.
4.1Base Salary. During Executive’s employment, the Company shall pay Executive a base salary at the rate of $1,117,000 per annum (as in effect from time to time, the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s regular payroll practices and shall be subject to applicable tax withholdings and deductions. On at least an annual basis, the Compensation Committee of the Parent Board (the “Compensation Committee”) shall review and determine Executive’s Base Salary in its sole

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discretion; provided, however, that the Company may not reduce Executive’s Basis Salary by more than 15% without Executive’s written consent.
4.2Annual Bonus. During the Term, Executive shall be eligible to participate in the executive annual incentive bonus program or any successor program thereto and be eligible to earn an annual performance-based cash bonus with a target amount equal to 125% and a maximum amount equal to 200% of the target amount then in effect (the “Annual Bonus”). The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined based upon the achievement of corporate and individual performance goals, in each case, as may be established and approved from time to time by the Compensation Committee in its sole discretion. As a condition to payment to Executive of any Annual Bonus that is otherwise earned, Executive shall be required to remain employed by the Company through the date such Annual Bonus is actually paid.
4.3Sign-On Bonus and Equity Awards. The Executive shall be entitled to receive the Sign-On Bonus and Equity Awards described in Sections 1 and 2 of the UK Letter Agreement, which shall govern the terms and conditions applicable to such Sign-On Bonus and Equity Award arrangements.
4.4Cash and Share Buy-Out Awards. The Executive shall be entitled to receive the Cash and Share Buy-Out Awards described in Sections 3, 4 and 5 of the UK Letter Agreement, which shall govern the terms and conditions applicable to such Cash and Share Buy-Out Award arrangements.
4.5Relocation Reimbursement. Relocation support will be offered to Executive and Executive’s family in connection with their relocation to the greater Boston metro area, as outlined in the Company’s International Relocation Policy – Executive Level Amendment, as amended from time to time (the “Relocation Policy”). Executive acknowledges that Executive has received a copy and understands the terms of the Relocation Policy.
4.6Benefits. During Executive’s employment under this Agreement, Executive shall be eligible to participate in any and all benefit plans that the Company may have, establish or maintain in the United States from time to time in which senior executive employees of Parent and its subsidiaries are generally eligible to participate. Such participation shall be subject in all cases to any requirements, conditions or limitations of such plans as adopted or amended from time to time.
4.7Business Expenses. During Executive’s employment, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses paid by Executive during Executive’s employment for travel, entertainment and other business expenses that are incurred in connection with the performance of Executive’s services under this Agreement and are consistent with the Company’s policies in effect from time to time with respect to expense reimbursements. Reimbursement of the incurred costs and expenses are subject to the Company’s requirements with respect to reporting and documentation of such costs and expenses.
5.Termination of Employment. Executive’s employment hereunder may be terminated as follows:
5.1Death or Disability. Executive’s employment shall terminate immediately upon the death of Executive, or, subject to applicable law, as a result of Executive’s Disability, upon written notice from the Company. Executive shall be deemed to have a “Disability” only if, as a result of Executive’s incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans. Executive shall cooperate in

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all reasonable respects with the Company if a question arises as to whether Executive has become disabled pursuant to the definition of “Disability” set forth herein (including, without limitation, submitting to a reasonable examination by one or more medical doctors or other healthcare specialists selected by the Company and authorizing such medical doctors and such other health care specialists to discuss Executive’s condition with the Company).
5.2Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment for Cause, upon delivery of notice of such termination.
5.3Termination by the Company Without Cause or by Executive for Good Reason. The Company shall have the right to terminate the Term and Executive’s employment hereunder without Cause upon delivery of notice of such termination, subject to fulfillment of any Severance (as defined below) and other obligations of the Company accruing in connection therewith. The Term and Executive’s employment hereunder may also be terminated by Executive for “Good Reason” or without “Good Reason”. In addition, prior to the Effective Date, the Company shall be entitled to terminate the German Employment Agreement with or without Cause. In the event the Company terminates the German Employment Agreement prior to the Effective Date, Executive shall not commence employment with Sensata Germany and shall only be eligible for the payments described in, and subject to the terms and condition of, Sections 4.4 and 4.5.
5.4Rights of Executive Upon Termination.
5.4.1Accrued Rights Upon Any Termination. In the event that Executive’s employment terminates for any reason, Executive shall be entitled to receive (a) the Base Salary through the date of termination payable in a lump sum in cash within 30 days of Executive’s date of termination, (b) any Annual Bonus amounts to which Executive is entitled, as determined by reference to years that ended on or prior to the date of termination, payable in accordance with the terms set forth in Section 4.2, payable when annual bonuses are paid to other members of the senior management team, (c) any reimbursement to which Executive is entitled under Section 4.7 for expenses incurred prior to Executive’s termination of employment, and (d) Executive’s rights under any equity awards granted to Executive during the Term shall be subject to the terms and conditions of the applicable Management Equity Plans and applicable award agreements (collectively, the “Accrued Rights”). The amounts and benefits described in this Section 5.4.1 shall be paid to Executive or, in the event of Executive’s death, to Executive’s estate or beneficiaries.
5.4.2Severance Upon Termination Without Cause or Resignation by Executive for Good Reason. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in each case, during the Term, Executive shall be entitled to receive, in addition to the Accrued Rights, and subject to Executive’s (a) execution and delivery of a separation agreement with a general release of claims (the “General Release”) that becomes irrevocable in accordance with its terms no later than 60 days following the date of termination and (b) compliance with the restrictive covenants described in Section 6 herein, the following severance payments and benefits (collectively, “Severance”): (a) an aggregate cash amount equal to the sum of (i) two years of Executive’s then-current Base Salary (or his Base Salary in effect immediately prior to any reduction in Base Salary that constitutes Good Reason) plus (ii) an amount equal to the sum of the actual Annual Bonuses paid to Executive for the two completed fiscal years immediately preceding the date of the termination of Executive’s employment; provided, however, that if Executive has not been employed for at least two entire fiscal years, the target Annual Bonus will be substituted for the actual Annual Bonus for any such fiscal year during which Executive was not employed during the entire fiscal year (the “Severance Amount”), payable in equal monthly installments over the

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24-month period following the date of termination (the “Severance Period”) in accordance with the Company’s general payroll practices as in effect on the date of termination and (b) running concurrently with (and counting toward) Executive’s COBRA period, continued participation throughout the Severance Period in all health and dental benefit plans in which Executive was entitled to participate immediately prior to the termination of Executive’s employment (and following the expiration of Executive’s COBRA period, the Company shall arrange to make available to Executive benefits substantially similar to those which Executive would otherwise have been entitled to receive over such period if Executive’s employment had not been terminated) on the same terms and conditions (including the amount of employee contributions toward premium payments but not guaranteeing any particular tax result to Executive of such continued benefits) under which Executive was entitled to participate immediately prior to Executive’s termination; provided, however, that no Severance Amount shall be paid until the first scheduled payment date following the date on which the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required, with the remainder of the Severance Amount paid on the Company’s regular payroll schedule.
5.5No Additional Entitlements. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its subsidiaries after the termination of the Term and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Term (other than vested retirement benefits accrued on or prior to the termination of the Term in accordance with the terms of the applicable retirement plan or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA) or as provided under an applicable Management Equity Plan.
5.6Mitigation and Offset. Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment; provided that, notwithstanding anything to the contrary herein, Executive’s coverage under the Company’s health and dental benefit plans shall terminate when Executive becomes eligible under any employee benefit plan made available by another employer covering health and dental benefits. Executive shall notify the Company within 30 days after becoming eligible for any such benefits. Subject to applicable law, the Company may offset any amounts Executive owes Parent and its subsidiaries against any amounts Parent and its subsidiaries owe Executive hereunder, unless such offset would subject Executive to acceleration of taxation and tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.7Remuneration Policy. Notwithstanding anything in this Section 5 to the contrary, to the extent Chapter 4A of the United Kingdom Companies Act 2006 (as amended from time to time) applies to Parent and Executive, Executive’s entitlement to any severance payments and benefits shall be subject to the terms of the published directors’ remuneration policy of Parent (as approved by Parent’s stockholders in accordance with such chapter) (the “Remuneration Policy”) as in effect at such time. Executive acknowledges and agrees that Executive shall not be eligible to participate in the Sensata Technologies Holding PLC Severance and Change in Control Plan, effective as of April 26, 2024 (as may be amended and restated from time to time), nor shall Executive be entitled to any severance payments or benefits thereunder upon termination of employment.

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5.8Resignation as Officer, Manager or Director. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the Parent Board and as a fiduciary of any Company benefit plan and as an officer, director, manager or similar office of any affiliate of Parent and the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall, upon request, confirm the foregoing by submitting to the Company or the Parent, as appliable, in writing a confirmation of Executive’s resignation(s). Without prejudice to the foregoing, Executive irrevocably appoints any officer of the Company or member of the Parent Board from time to time as Executive’s agent to execute, complete and deliver any document required to give effect to the terms of this clause.
5.9Definitions.
5.9.1For purposes of this Agreement, “Cause” shall mean, with respect to Executive, one or more of the following: (a) the indictment for a felony or other crime involving moral turpitude or the willful commission of any other act or any willful failure to act involving fraud with respect to Parent or any of its subsidiaries or any of their customers or suppliers; (b) any willful act or willful failure to act involving dishonesty or disloyalty that causes, or would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its subsidiaries or any of their customers or suppliers; (c) any (i) repeated abuse of alcohol or (ii) abuse of controlled substances, in either case, that adversely affects Executive’s work performance (and continues to occur at any time more than thirty (30) days after Executive has been given written notice thereof) or brings Parent or its subsidiaries into public disgrace or disrepute; (d) the willful and continuous failure by Executive to substantially perform duties as reasonably directed by the Parent Board (other than as a result of illness or injury), which non-performance remains uncured for 30 days after written notice thereof is given to Executive; (e) willful misconduct with respect to Parent or any of its subsidiaries, which misconduct causes, or would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its subsidiaries; (f) the material and continuous failure of Executive to cooperate in any audit or investigation of the business or financial practices of the Parent or any of its subsidiaries; or (g) any material breach by Executive of Section 6 of this Agreement or any other material breach of this Agreement or the Management Equity Plans. For avoidance doubt, the termination of Executive’s employment by Sensata Germany prior to the Transition Date (i) at the end of the Initial Term (as defined in the German Employment Agreement) because of Sensata Germany’s failure to offer an extension for the Prolonged Term (as defined in the German Employment Agreement) on the same terms and conditions, or (ii) upon expiration of the Prolonged Term because Executive (x) was not granted a visa required under United States immigration laws for admission to the United States or (y) does not possess the requisite work authorization to work for Sensata in the United States and Sensata Germany or any company affiliated with Sensata Germany does not offer, on the same terms and conditions to continue the Executive’s employment in Germany shall constitute a termination of employment by the Company without Cause for purposes of the UK Letter Agreement and the German Employment Agreement.
5.9.2For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and, if applicable, its subsidiaries prior to the end of the Term as a result of one or more of the following reasons: (a) any reduction in Executive’s Base Salary or Annual Bonus opportunity, without Executive’s prior consent, in either case other than any reduction which (i) is generally applicable to senior leadership team executives of the Company and (ii) does not exceed 15% of Executive’s Base Salary and Annual Bonus opportunity in the aggregate; (b) any material breach by Parent or any of its subsidiaries of any agreement between Parent or any of its subsidiaries and Executive; (c) a change in Executive’s principal office without Executive’s prior consent to a location that is more than 50 miles from Executive’s principal office on the date hereof; or (d) a delivery by the Company or the Parent to Executive of the Non-Renewal Termination notice; provided that, in order for

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Executive’s resignation with Good Reason to be effective hereunder, Executive must provide written notice to the Company of the event constituting Good Reason within 30 days of the initial occurrence of such event, the Company shall have 30 days after delivery of such written notice to cure such event to Executive’s reasonable satisfaction and Executive’s resignation with Good Reason must be effective within 30 days following the end of the Company’s cure period.
5.9.3For purposes of this Agreement, “Management Equity Plans” shall mean the First Amended and Restated 2010 Equity Incentive Plan and the 2021 Equity Incentive Plan of Parent, each as amended from time to time, or any successor plan thereto, collectively with any other incentive equity plan of Parent or any of its subsidiaries under which Executive may have in the past received, or may in the future receive any equity or equity-based award, along with any award agreements and any attachments thereto, as amended from time to time.
6.Restrictive Covenants. In consideration of Executive’s employment with the Company pursuant to this Agreement and compensation and benefits to be paid to Executive hereunder, Executive hereby agrees to be bound by the restrictive covenants set forth in this Section 6.
6.1Confidential Information.
6.1.1Executive acknowledges that the continued success of Parent and its subsidiaries and affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or developed in the future shall be referred to in this Agreement as “Confidential Information”. Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (a) related to Parent’s or its subsidiaries’ or affiliates’ current or potential business and (b) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s employment with Parent and its subsidiaries or affiliates (including the Company) concerning the business and affairs of Parent and its subsidiaries and affiliates; information concerning acquisition opportunities in or reasonably related to the Parent’s or its subsidiaries’ or affiliates’ business or industry of which Executive has become or becomes aware during Executive’s employment; the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment; and development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that during Executive’s employment and thereafter Executive shall not disclose to any unauthorized person or use for Executive’s own personal account any of such Confidential Information without the Parent Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or its subsidiaries or affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.
6.1.2Executive hereby agrees that during Executive’s employment and thereafter, Executive shall not use or disclose any confidential information, including trade secrets, if any, of any former employers or any other person to whom Executive has an

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obligation of confidentiality, and shall not bring onto the premises of Parent or its subsidiaries or affiliates any unpublished documents or any property belonging to any former employer, person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer, person or entity. Executive shall use in the performance of Executive’s duties only information that is (a) generally known and used by persons with training and experience comparable to Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain; (b) otherwise provided or developed by Parent or its subsidiaries or affiliates; or (c) in the case of materials, property or information belonging to any former employer or other person or entity to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer, person or entity. If at any time during the Term, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Parent Board so that Executive’s duties can be modified appropriately.
6.1.3Executive represents and warrants to the Parent and its subsidiaries that Executive took nothing that belonged to any former employer when Executive left Executive’s position(s) with such employer(s) that Executive was not authorized to take and that Executive has nothing that contains any confidential information that belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Parent and its subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.
6.1.4Executive understands that Parent and its subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Parent’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of this Section 6.1, Executive shall hold Third-Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of Parent or its subsidiaries and affiliates who need to know such information in connection with Executive’s work for Parent or such subsidiaries and affiliates) or use, except in connection with Executive’s work for Parent or its subsidiaries and affiliates, Third-Party Information unless expressly authorized by the Parent Board in writing.
6.1.5Notwithstanding anything to the contrary, under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against the Company for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement prevents Executive from providing, without prior notice to Parent or its subsidiaries or affiliates, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
6.2Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent’s or any of its subsidiaries’ actual or anticipated business,

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research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement, belong to Parent, the Company or any such subsidiary. At the Company’s expense, Executive shall perform all actions reasonably requested by the Company Board and/or the Parent Board (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
6.3Non-Compete; Non-Solicitation.
6.3.1In further consideration of the compensation and benefits to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its subsidiaries, Executive has and shall become familiar with Parent’s and its subsidiaries’ and affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships and with other Confidential Information concerning Parent and its subsidiaries and affiliates, and that Executive’s services have been and shall be of special, unique and extraordinary value to Parent and its subsidiaries and affiliates. Accordingly, Executive agrees that during Executive’s employment and, if the termination of Executive’s employment is voluntary or for Cause, for a period of 12 months thereafter (such period, the “Post-Employment Restricted Period”), without the prior written consent of Parent, Executive shall not, whether directly or indirectly through any other person: serve in a capacity similar to the position(s) held by Executive with the Company in the last two years of Executive’s employment by the Company, and in a geographic area to which Executive was assigned, in which Executive provided services or had a material presence or influence or for which Executive was directly or indirectly responsible, during the last two years of Executive’s employment by the Company, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in such U.S. states or such countries outside the United States, as Parent and its subsidiaries conduct sales or operations as of the date of termination of this Agreement. Nothing herein shall prohibit Executive from being a passive owner of no more than 2% of the outstanding stock of any class of a publicly traded corporation, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business engaged (whether directly or indirectly) in the design, manufacture, marketing or sale of products or services competitive with those designed, manufactured, marketed or sold by Parent or its subsidiaries or affiliates. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations in this Section 6, specifically the potential to receive severance set forth in Section 5 above. The restrictions in this Section 6 do not become effective until the 11th business day after this Agreement is executed by Executive.
6.3.2During the Post-Employment Restricted Period, Executive shall not directly or indirectly through another person or entity (a) induce or attempt to induce any employee of Parent or any subsidiary to leave the employ of Parent or such subsidiary, or in any way interfere with the relationship between Parent or any subsidiary and any employee thereof; (b) knowingly hire any person who was an employee of Parent or any subsidiary at any time during the 12 months prior to the termination of Executive’s employment; or (c) induce or encourage, or attempt to induce, encourage or solicit, any customer, supplier, licensee, licensor or other business relation of Parent or any subsidiary to cease doing business with Parent or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Parent or any subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Parent or its subsidiaries); provided that, in each case, this Section 6.3.2 shall only apply if Executive shall have done business with, or had direct or indirect supervisory or other responsibility for, the

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employee, customer, supplier, licensee, licensor or business relation to which the applicable clause of this Section 6.3.2 applies.
6.4Nondisparagement. Executive agrees not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit, any disparaging statements, comments, announcements or remarks concerning Parent or its affiliates, or any of their respective past and present directors, officers or employees. Parent and its affiliates agree not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit, any disparaging statements, comments, announcements or remarks concerning Executive or Executive’s employment with the Company or any of its subsidiaries.
6.5Acknowledgement. Each of Executive and the Company acknowledges and agrees that the covenants, agreements, obligations and undertakings contained in this Agreement have been negotiated in good faith by the parties hereto, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, including the protection of the trade secrets, Confidential Information and goodwill of Parent and its subsidiaries, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations set forth in this Agreement.
6.6Equitable Relief and Reformability.
6.6.1If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 6 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.
6.6.2Executive acknowledges that any breach or threatened breach of the provisions of this Section 6 would cause Parent and its subsidiaries irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation by Executive of this Section 6, the Post-Employment Restricted Period shall be tolled until such breach or violation has been duly cured.
6.7Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prevents Executive from (a) providing truthful testimony in response to a lawfully issued subpoena or court order or limits Executive’s ability to communicate with any governmental entity (including for purposes of exercising any legally protected whistleblower rights) or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing non-privileged documents or other information, without notice to Parent or any of its subsidiaries; (b) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (c) providing material secrets or confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 6, to the extent permitted by

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Section 21F of the Exchange Act; (d) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (e) receiving a monetary award as set forth in Section 21F of the Exchange Act.
7.Executive’s Representations. Executive hereby represents and warrants that: (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment, non-competition, non-solicitation, confidentiality or other agreement that limits or restricts Executive’s ability to work in any way; (c) Executive has the full right, title and authority to enter into this Agreement and perform Executive’s obligations hereunder; and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
8.Share Dealings. Executive undertakes at all times to comply with any share dealing rules and any policy in respect of inside information adopted from time to time by the Company or Parent and with the applicable provisions of all applicable law relating to market abuse.
9.Clawback Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s recoupment policy (if any) as may be in effect from time to time, including specifically implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Clawback Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Clawback Policy.
10.Miscellaneous.
10.1Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
(a)Notices to Executive: Executive’s last residence shown on the records of the Company.
(b)Notices to the Company:
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, MA 02703
Attention: General Counsel
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

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10.2Entire Agreement. This Agreement, the German Employment Agreement and the UK Letter Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede and preempt all prior understandings, agreements or representations by or among the parties, written or oral, with respect thereto. Notwithstanding the foregoing, Executive’s covenants set forth in Section 6 shall operate independently of, and shall be in addition to, any similar covenants to which Executive is subject pursuant to under any other agreement with Parent or its subsidiaries or affiliates.
10.3Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
10.4Governing Law.
10.4.1This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in a court of the United States or any state court, which in either case is located in the State of Delaware and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.
10.4.2Each party in any dispute or legal action arising under this Agreement shall be responsible for bearing its own expenses, attorneys’ fees and other costs in such dispute or legal action.
10.5Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
10.6Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement to Parent or any of its subsidiaries, and in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), the Company may assign this Agreement and its rights and obligations hereunder. Executive acknowledges and agrees that all Executive’s covenants and obligations to the Company, as well as the rights of the Company, under this Agreement shall run in favor of and shall be enforceable by the Company, its subsidiaries and successors and permitted assigns.
10.7Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

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10.8Withholding. Parent and the Company shall be entitled to withhold from any payments or deemed payments hereunder any amount of tax withholding required by law. The Company does not guarantee any particular tax result to Executive with respect to any payments or benefits provided hereunder.
10.9Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Parent Board or the Compensation Committee, as appropriate) and Executive, and no course of conduct or course of dealing or waiver, failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Term without Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement with Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
10.10Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
10.11Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 6 and this Section 11 (to the extent necessary to effectuate the survival of Section 5) shall survive any termination of Executive’s employment hereunder.
10.12Executive’s Cooperation. During the Term and thereafter, Executive shall reasonably cooperate with Parent and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent or any subsidiary (including, without limitation, Executive being available to Parent and its subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Parent’s or any subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Parent and its subsidiaries all pertinent information and turning over to Parent and its subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent or any subsidiary requires Executive’s cooperation in accordance with this Section 11.12, Parent shall pay Executive an appropriate per diem and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).
10.13Section 409A.
10.13.1 Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties hereto is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”), and to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.
10.13.2 Notwithstanding any other provision of this Agreement to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (c) no such reimbursement, expenses eligible for reimbursement or in-kind

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benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
10.13.3 For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
10.13.4 Notwithstanding any other provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination” , “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Notwithstanding anything to the contrary in this Agreement, if, at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is deemed to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the Company shall defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date which is the earlier of (a) the first business day following the expiration of the six-month period measured from the date of such “separation from service” of Executive and (b) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11.13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
10.14Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, agreement or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Parent or their respective subsidiaries to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Section 280G”), and would, but for this provision be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes, then the Covered Payments shall be either (a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments becomes subject to the excise tax or (b) payable in full if Executive’s receipt on a net after-tax basis of the full amount of payments and benefits (taking into account the applicable federal, state, local and foreign income, employment and excise taxes) would result in Executive receiving an amount greater than the reduced amount in clause (a). In the event of a reduction of benefits under this section, the Covered Payments shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Code Section 409A. Any determination required under this section shall be made in writing, in good faith by a nationally recognized accounting firm selected by the

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Company. For the avoidance of doubt, in no event shall Executive be entitled to a gross up from the Company to cover any excise tax to which Executive may be subject.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SENSATA TECHNOLOGIES, INC.
By:
Name: Andrew C. Teich
Title: Chairman of the Board

EXECUTIVE

Stephan von Schuckmann

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